NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 25, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(4) That the entire class of this security was redeemed or expired on November 6, 2024. This Form 25 is being filed solely in connection with the termination of the rights to purchase common shares registered on Form 8-A on September 20, 2024 ("Old Rights") and not the rights to purchase common shares registered on Form 8-A on November 12, 2024 ("New Rights"). The removal of the Common Shares of Greenfire Resources Ltd. is being effected because the Exchange knows or is reliably informed that on November 6, 2024, all rights pertaining to the entire class of this security were extinguished. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended on November 6, 2024.